Exhibit 99.1

AXSYS TECHNOLOGIES ANNOUNCES 106% INCREASE IN FOURTH
QUARTER OPERATING INCOME AND ESTABLISHES 2005 GUIDANCE

ROCKY HILL, CT – February 9, 2005 – Axsys Technologies, Inc. (NASDAQ: AXYS), a global leader in the design, manufacture and distribution of precision optical solutions, today announced financial results for the fourth quarter and fiscal year ended December 31, 2004.

Fourth Quarter Highlights – versus fiscal 2003 fourth quarter:

•                  Sales rose 28% to $28.0 million.

•                  Gross margin increased to 28.9% from 27.1%.

•                  Operating income was up 106% to $3.0 million; operating margin rose to 10.9% from 6.8%.

•                  Income from continuing operations grew to $3.6 million, or $0.49 per diluted share, from $1.5 million or $0.20 per diluted share.

•                  A $620,000 income tax benefit was recognized in continuing operations in the quarter compared to income tax expense of $69,000 in the same quarter of 2003, largely due to the $1.4 million reversal of a previously recorded tax valuation allowance.

•                  Total backlog of firm orders at the close of 2004 was $88.2 million, up from $68.9 million at the end of 2003.

Growth in the quarter included the results of the Company’s most recent acquisition, Axsys Technologies IR Systems, formerly Telic Optics, Inc.  Excluding this acquisition, revenues increased 18% in the fourth quarter.

A net loss from discontinued operations of $495,000, or $.06 per diluted share, was recognized during the quarter largely related to the write-off of the remaining real estate lease obligations of the Company’s divested automation businesses.

Segment Sales

Axsys has modified its segment reporting by combining what were previously referred to as the ‘Aerospace and Defense’ and ‘Commercial Products’ groups into a new segment, ‘Optical Systems.’ This change reflects the increasing collaboration among the Company’s facilities in the development of products that serve both the aerospace and commercial markets.

(In millions):

	Three Months Ended:		Twelve Months Ended:
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Optical Systems Group	$21.8	$15.8	$78.2	$63.2
Distributed Products Group	6.2	6.0	25.3	21.9

“The Axsys team has delivered another great quarter for our shareholders,” said Stephen W. Bershad, Chairman and Chief Executive Officer of Axsys.  “This performance is a direct result of our customers’ growing reliance on Axsys to solve their most demanding optical and motion control challenges.  Axsys has established a strong track record of revenue and earnings growth, and our large backlog positions us to continue this trend in the coming year.”

AXSYS TECHNOLOGIES, INC. • 175 CAPITAL BOULEVARD • SUITE 103 • ROCKY HILL, CT  06067

860.257.0200 • FAX: 860.594-5750 • web: www.axsys.com

Fiscal 2004 Results and Fiscal 2005 Guidance

For the fiscal year 2004, Axsys achieved sales of $103.5 million and operating income of $9.3 million.  These results represent a 22% increase in sales and 86% growth in operating income over 2003 results.  In fiscal 2005, Axsys anticipates annual revenues of approximately $114.0 million and annual operating income of approximately $11.0 million.

“Increasing demand for applications that require precision optical systems such as infrared imaging, surveillance and smart munitions, in conjunction with our proven ability to deliver quality solutions to our marquee customers, gives us confidence with regard to the coming fiscal year,” continued Mr. Bershad.  “We fully intend to capitalize on our unique technical capabilities and our growing presence in the markets we serve to deliver strong financial results in 2005.”

Conference Call

Management will conduct a conference call reviewing the financial results on Thursday, February 10, 2005 at 10:00 am ET.  Interested parties may participate in the call by dialing 706-679-3148 – please call in 10 minutes before the call is scheduled to begin and ask for the Axsys Technologies call.  The conference call will be broadcast live over the Internet via the Investors section of the Company’s web site at www.axsys.com.  To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the Company’s web site.

About Axsys

Axsys Technologies, Inc. is a vertically integrated OEM supplier of precision optical solutions for high technology applications, serving the aerospace, defense and high performance commercial markets.  For more information, visit www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission, including without limitation: the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers, a reversal or slowdown of the modest economic recovery presently being experienced in the United States, Axsys’ inability to achieve synergies in connection with any acquisition of, the incurrence of unexpected costs in connection with the acquisition and other contingencies and risks relating to the integration of Telic’s operations and business.  These statements reflect the Company’s current beliefs and are based upon information currently available to Axsys.   Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.  For more information concerning the foregoing risks and uncertainties, see the Securities and Exchange Commission filings for Axsys.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Axsys Technologies, Inc.		The Equity Group Inc.
David A. Almeida, CFO		Loren G. Mortman
(860) 257-0200		(212) 836-9604, LMortman@equityny.com
www.axsys.com		Lauren Barbera
(212) 836-9610, LBarbera@equityny.com
www.theequitygroup.com

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited, in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Sales	$28,039	$21,840	$103,530	$85,109
Cost of sales	19,934	15,914	72,874	62,036
Gross profit	8,105	5,926	30,656	23,073

Selling, general and administrative expenses	4,363	4,018	18,684	15,986
Research, development and engineering expenses	693	431	2,677	2,059
Reversal of restructuring accrual	—	—	(50)	—
Operating income	3,049	1,477	9,345	5,028
Interest (expense) income, net	(16)	3	(156)	(57)
Other (expense) income, net	(9)	52	(38)	263
Income from continuing operations before income taxes	3,024	1,532	9,151	5,234
(Benefit from) provision for income taxes	(620)	69	(8)	236
Income from continuing operations	$3,644	$1,463	$9,159	$4,998
Loss from discontinued operations	(495)	—	(495)	—
Net income	$3,149	$1,463	$8,664	$4,998

BASIC INCOME PER SHARE (1):
Income from continuing operations	$0.52	$0.21	$1.30	$0.72
Loss from discontinued operations	(0.07)	—	(0.07)	—
Total	$0.45	$0.21	$1.23	$0.72
Weighted-average basic common shares outstanding	7,053	6,990	7,020	6,986
DILUTED INCOME PER SHARE (1):
Income from continuing operations	$0.49	$0.20	$1.26	$0.71
Loss from discontinued operations	(0.06)	—	(0.07)	—
Total	$0.43	$0.20	$1.19	$0.71
Weighted-average dilutive common shares outstanding	7,408	7,155	7,289	7,074

(1) Earnings per share and shares outstanding for the three months and twelve months ended December 31, 2003 have been restated to reflect the 3:2 stock split on June 30, 2004.

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,000	$5,197
Short-term investments	—	6,983
Accounts receivable – net	15,715	10,197
Inventories – net	29,698	24,786
Income taxes – deferred and current	3,553	2,203
Other current assets	1,020	1,223
TOTAL CURRENT ASSETS	55,986	50,589
PROPERTY, PLANT AND EQUIPMENT – net	13,337	11,315
INTANGIBLE ASSET – net	2,127	—
EXCESS OF COST OVER NET ASSETS ACQUIRED	13,013	3,600
OTHER ASSETS	1,352	1,341
TOTAL ASSETS	$85,815	$66,845

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,459	$4,240
Accrued expenses and other liabilities	9,513	8,170
Deferred income	7,195	4,546
Current portion of capital lease obligation	368	423
Current portion of long-term debt	1,000	—
TOTAL CURRENT LIABILITIES	24,535	17,379

CAPITAL LEASES, less current portion	150	568

LONG-TERM DEBT, less current portion	3,333	—

OTHER LONG-TERM LIABILITIES	4,704	5,000

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:

Common stock	72	72
Capital in excess of par	39,612	39,375
Accumulated other comprehensive loss	(97)	(39)
Retained earnings	14,389	5,725
Treasury stock	(883)	(1,235)
TOTAL SHAREHOLDERS’ EQUITY	53,093	43,898

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$85,815	$66,845